Exhibit 21.1

Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Entity	Jurisdiction of Organization	Name Under Which Subsidiary Does Business
Alaska United Fiber System Partnership	Alaska	Alaska United Fiber System Partnership, Alaska United Fiber System, Alaska United
Alaska DigiTel, LLC	Alaska	Alaska DigiTel, DigiTel
Alaska Wireless Internet, LLC	Alaska	Alaska Wireless Internet, LLC, Alaska Wireless Internet
Alaska Wireless, LLC	Alaska	Alaska Wireless, LLC, Alaska Wireless
Firelake Partners, LLC	Alaska	Firelake Partners, LLC
GCI Communication Corp.	Alaska	GCI, GCC, GCICC, GCI Communication Corp.
GCI Cable, Inc.	Alaska	GCI Cable, GCI Cable, Inc.
GCI Holdings, Inc.	Alaska	GCI Holdings, Inc.
Potter View Development Co., Inc.	Alaska	Potter View Development Co., Inc.
GCI Fiber Communication, Co., Inc.	Alaska	GCI Fiber Communication, Co., Inc., GFCC, Kanas
Unicom, Inc.	Alaska	Unicom, Inc., Unicom
United-KUC, Inc.	Alaska	United-KUC, Inc., United-KUC, KUC
United Utilities, Inc.	Alaska	United Utilities, Inc. United Utilities, UUI